EXHIBIT (4)

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made as of this 21st day of May, 2018, by and among Eaton Vance Special Investment Trust (“Special Investment Trust”), a Massachusetts business trust, on behalf of its series Eaton Vance Global Small-Cap Fund (“Global Small-Cap Fund”) and Eaton Vance Mutual Funds Trust (“Mutual Funds Trust”), a Massachusetts business trust, on behalf of its series Eaton Vance Global Small-Cap Equity Fund (“Global Small-Cap Equity Fund”).

WITNESSETH

WHEREAS, each Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company authorized to issue an unlimited number of shares of beneficial interest without par value in one or more series (such as Global Small-Cap Fund and Global Small-Cap Equity Fund), and the Trustees of the Special Investment Trust have divided the shares of Global Small-Cap Fund into Class A, Class C and Class I shares (“Global Small-Cap Fund Shares”) and the trustees of Mutual Funds Trust have divided the shares of Global Small-Cap Equity Fund into Class A, Class C and Class I shares (“Global Small-Cap Equity Fund Shares”);

WHEREAS, Special Investment Trust and Mutual Funds Trust desire to provide for the reorganization of Global Small-Cap Fund through the acquisition by Global Small-Cap Equity Fund of substantially all of the assets of Global Small-Cap Fund in exchange for Global Small-Cap Equity Fund Shares in the manner set forth herein;

WHEREAS, it is intended that the reorganization described in this Agreement shall be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.       Definitions

1.1	The term “1933 Act” shall mean the Securities Act of 1933, as amended.

1.2	The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

1.3	The term “Agreement” shall mean this Agreement and Plan of Reorganization.

1.4	The term “Assumed Liabilities” shall mean all liabilities, expenses, costs, charges and receivables of Global Small-Cap Fund as of the Close of Trading on the New York Stock Exchange on the Valuation Date.

1.5	The term “Business Day” shall mean any day that the New York Stock Exchange is open.

1.6	The term “Close of Trading on the NYSE” shall mean the close of regular trading on the New York Stock Exchange, which is usually 4:00 p.m. Eastern Time.

1.7	The term “Closing” shall mean the closing of the transaction contemplated by this Agreement.

1.8	The term “Closing Date” shall mean May 21, 2018, provided all necessary approvals have been received, or such other date as may be agreed by the parties on which the Closing is to take place.

1.9	The term “Commission” shall mean the Securities and Exchange Commission.

1.10	The term “Custodian” shall mean State Street Bank and Trust Company.

1.11	The term “Delivery Date” shall mean the date contemplated by Section 3.3 of this Agreement.

1.12	The term “Mutual Funds Trust N-14” shall mean the Mutual Funds Trust’s registration statement on Form N-14, including a Proxy Statement/Prospectus as may be amended, that describes the transactions contemplated by this Agreement and registers the Global Small-Cap Equity Fund Shares to be issued in connection with this transaction.

1.13	The term “Global Small-Cap Fund N-1A” shall mean the registration statement, as amended, on Form N-1A of the Special Investment Trust with respect to Global Small-Cap Fund in effect on the date hereof or on the Closing Date, as the context may require.

1.14	The term “NYSE” shall mean the New York Stock Exchange.

1.15	The term “Proxy Statement” shall mean the Proxy Statement/Prospectus furnished to the Global Small-Cap Fund shareholders in connection with this transaction.

1.16	The term “Securities List” shall mean the list of those securities and other assets owned by Special Investment Trust, on behalf of Global Small-Cap Fund, on the Delivery Date.

1.17	The term “Global Small-Cap Equity Fund N-1A” shall mean the registration statement, as amended, on Form N-1A of the Mutual Funds Trust with respect to Global Small-Cap Equity Fund in effect on the date hereof or on the Closing Date, as the context may require.

1.18	The term “Valuation Date” shall mean the day of the Closing Date.

2.       Transfer and Exchange of Assets

2.1	Reorganization of Global Small-Cap Fund. At the Closing, subject to the requisite approval of the Global Small-Cap Fund’s shareholders and the terms and conditions set forth herein, the Special Investment Trust shall transfer all of the assets of Global Small-Cap Fund and assign all Assumed Liabilities to Global Small-Cap Equity Fund, and Global Small-Cap Equity Fund shall acquire such assets and shall assume such Assumed Liabilities upon delivery by Global Small-Cap Equity Fund to Global Small-Cap Fund on the Closing Date of Global Small-Cap Equity Fund Shares (including, if applicable, fractional shares) having an aggregate net asset value equal to the value of the assets so transferred, assigned and delivered, less the Assumed Liabilities, all determined and adjusted as provided in Section 2.2. Upon delivery of the assets, Global Small-Cap Equity Fund will receive good and marketable title thereto free and clear of all liens.

2.2	Computation of Net Asset Value. The net asset value per share of the Global Small-Cap Equity Fund Shares and the net value of the assets of Global Small-Cap Fund subject to this Agreement shall, in each case, be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The net asset value of the Global Small-Cap Equity Fund Shares shall be computed in the manner set forth in the Global Small-Cap Equity Fund Form N-1A. In determining the value of the securities transferred by Global Small-Cap Fund to Global Small-Cap Equity Fund, such assets shall be priced in accordance with the policies and procedures described in the Global Small-Cap Equity Fund N-1A.
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3.	Closing Date, Valuation Date and Delivery

3.1	Closing Date. The Closing shall be at the offices of Eaton Vance Management, Two International Place, Boston, MA 02110 immediately after the close of business on the Closing Date. All acts taking place at Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise agreed in writing by the parties.

3.2	Valuation Date. Pursuant to Section 2.2, the net value of the assets of Global Small-Cap Fund and the net asset value per share of Global Small-Cap Equity Fund shall be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The stock transfer books of the Special Investment Trust with respect to Global Small-Cap Fund will be permanently closed, and sales of Global Small-Cap Fund Shares shall be suspended, as of the close of business of the Special Investment Trust on the Valuation Date. Redemption requests thereafter received by the Special Investment Trust with respect to Global Small-Cap Fund shall be deemed to be redemption requests for Global Small-Cap Equity Fund Shares to be distributed to shareholders of Global Small-Cap Fund under this Agreement provided that the transactions contemplated by this Agreement are consummated.

In the event that trading on the NYSE or on another exchange or market on which securities held by the Global Small-Cap Fund are traded shall be disrupted on the Valuation Date so that, in the judgment of the Special Investment Trust, accurate appraisal of the net assets of Global Small-Cap Fund to be transferred hereunder or the assets of Global Small-Cap Equity Fund is impracticable, the Valuation Date shall be postponed until the first Business Day after the day on which trading on such exchange or in such market shall, in the judgment of the Special Investment Trust and Mutual Funds Trust, have been resumed without disruption. In such event, the Closing Date shall also be postponed.

3.3	Delivery of Assets. After the close of business on the Valuation Date, Special Investment Trust shall issue instructions providing for the delivery of all of its assets held on behalf of Global Small-Cap Fund to the Custodian to be held for the account of Global Small-Cap Equity Fund, effective as of the Closing. Global Small-Cap Equity Fund may inspect such securities at the offices of the Custodian prior to the Valuation Date.

4.	Global Small-Cap Fund Distributions and Termination

4.1	As soon as reasonably practicable after the Closing Date, Special Investment Trust shall pay or make provisions for the payment of all of the debts and taxes of Global Small-Cap Fund and distribute all remaining assets, if any, to shareholders of Global Small-Cap Fund, and Global Small-Cap Fund shall thereafter be terminated under Massachusetts law.

At, or as soon as may be practicable following the Closing Date, Special Investment Trust on behalf of Global Small-Cap Fund shall distribute the Global Small-Cap Equity Fund Shares it received from the Global Small-Cap Equity Fund to the shareholders of the Global Small-Cap Fund and shall instruct Global Small-Cap Equity Fund as to the amount of the pro rata interest of each of Global Small-Cap Fund’s shareholders as of the close of business on the Valuation Date (such shareholders to be certified as such by the transfer agent for Special Investment Trust), to be registered on the books of Global Small-Cap Equity Fund, in full and fractional Global Small-Cap Equity Fund Shares, in the name of each such shareholder, and Global Small-Cap Equity Fund agrees promptly to transfer the Global Small-Cap Equity Fund Shares then credited to the account of Global Small-Cap Fund on the books of Global Small-Cap Equity Fund to open accounts on the share records of Global Small-Cap Equity Fund in the names of Global Small-Cap Fund shareholders in accordance with said instruction. Each Global Small-Cap Fund shareholder shall receive shares of the corresponding class of Global

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Small-Cap Equity Fund to the class of Global Small-Cap Fund held by such shareholder. All issued and outstanding Global Small-Cap Fund Shares shall thereupon be canceled on the books of Special Investment Trust. Global Small-Cap Equity Fund shall have no obligation to inquire as to the correctness of any such instruction, but shall, in each case, assume that such instruction is valid, proper and correct.

5.       Global Small-Cap Fund Securities

On the Delivery Date, Special Investment Trust on behalf of Global Small-Cap Fund shall deliver the Securities List and tax records. Such records shall be made available to Global Small-Cap Equity Fund prior to the Closing Date for inspection by the Treasurer (or his or her designee). Notwithstanding the foregoing, it is expressly understood that Global Small-Cap Fund may hereafter until the close of business on the Valuation Date sell any securities owned by it in the ordinary course of its business as a series of an open-end, management investment company.

6.       Liabilities and Expenses

Global Small-Cap Equity Fund shall acquire all liabilities of Global Small-Cap Fund, whether known or unknown, or contingent or determined. Special Investment Trust will discharge all known liabilities of Global Small-Cap Fund, so far as may be possible, prior to the Closing Date. Global Small-Cap Fund shall bear the expenses of carrying out this Agreement.

7.	Trust Representations and Warranties

Special Investment Trust, on behalf of Global Small-Cap Fund, and Mutual Funds Trust, on behalf of Global Small-Cap Equity Fund, hereby represent, warrant and agree as follows:

7.1	Legal Existence. Special Investment Trust and Mutual Funds Trust are each a business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Global Small-Cap Fund and Global Small-Cap Equity Fund are validly existing series of Special Investment Trust and Mutual Funds Trust, respectively. Special Investment Trust is authorized to issue an unlimited number of shares of beneficial interest of Global Small-Cap Fund and Mutual Funds Trust is authorized to issue and unlimited number of shares of beneficial interest of Global Small-Cap Equity Fund.

7.2	Registration under 1940 Act. Special Investment Trust and Mutual Funds Trust are duly registered as open-end management investment companies under the 1940 Act and such registrations are in full force and effect.

7.3	Financial Statements. The statement of assets and liabilities and the schedule of portfolio investments and the related statements of operations and changes in net assets of Global Small-Cap Fund and Global Small-Cap Equity Fund dated December 31, 2017 and October 31, 2017, fairly present the financial condition of Global Small-Cap Fund and Global Small-Cap Equity Fund as of said dates in conformity with generally accepted accounting principles.

7.4	No Contingent Liabilities. There are no known contingent liabilities of Global Small-Cap Fund or Global Small-Cap Equity Fund not disclosed and there are no legal, administrative or other proceedings pending, or to the knowledge of Special Investment Trust threatened, against Global Small-Cap Fund or to the knowledge of Mutual Funds Trust threatened against Global Small-Cap Equity Fund which would materially affect its financial condition.

7.5	Requisite Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, have been authorized by the Board of Trustees of Special Investment Trust and Mutual Funds Trust by vote taken at a meeting of such Board
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duly called and held on December 13, 2017. No approval of the shareholders of Global Small-Cap Equity Fund is required in connection with this Agreement or the transaction contemplated hereby. The Agreement has been executed and delivered by a duly authorized officer of Special Investment Trust and Mutual Funds Trust and is a valid and legally binding obligation of each of Global Small-Cap Fund and Global Small-Cap Equity Fund enforceable in accordance with its terms.

7.6	No Material Violations. Special Investment Trust and Mutual Funds Trust are not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of the Declaration of Trust or By-Laws, as may be amended, of Special Investment Trust or Mutual Funds Trust or of any agreement, indenture, instrument, contract, lease or other undertaking to which Special Investment Trust or Mutual Funds Trust is a party or by which they are bound.

7.7	Taxes and Related Filings. Except where failure to do so would not have a material adverse effect on Global Small-Cap Fund or Global Small-Cap Equity Fund, each of Global Small-Cap Fund and Global Small-Cap Equity Fund has filed or will file or obtain valid extensions of filing dates for all required federal, state and local tax returns and reports for all taxable years through and including its current taxable year and no such filings are currently being audited or contested by the Internal Revenue Service or state or local taxing authority and all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable pursuant to such returns have been paid or will be paid, so far as due. Each of Global Small-Cap Fund and Global Small-Cap Equity Fund has elected to be treated as a “regulated investment company” for federal tax purposes, has qualified as such for each taxable year of its operations and will qualify as such as of the Closing Date.

7.8	Good and Marketable Title. On the Closing Date, Global Small-Cap Fund will have good and marketable title to its assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities whatsoever, and full right, power and authority to sell, assign, transfer and deliver such assets and shall deliver such assets to Global Small-Cap Equity Fund. Upon delivery of such assets, Global Small-Cap Equity Fund will receive good and marketable title to such assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities, except as to adverse claims under Article 8 of the Uniform Commercial Code of which Global Small-Cap Equity Fund has notice and necessary documentation at or prior to the time of delivery.

7.9	Global Small-Cap Equity Fund N-1A Not Misleading. The Global Small-Cap Equity Fund N-1A conforms on the date of the Agreement, and will conform on the date of the Proxy Statement and the Closing Date, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

7.10	Proxy Statement. The Proxy Statement delivered to the Global Small-Cap Fund shareholders in connection with this transaction (both at the time of delivery to such shareholders in connection with the meeting of shareholders and at all times subsequent thereto and including the Closing Date) in all material respects, conforms to the applicable requirements of the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated thereon or necessary to make statements therein, in light of the circumstances under which they were made, not materially misleading.

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7.11	Books and Records. Each of Global Small-Cap Fund and Global Small-Cap Equity Fund has maintained all records required under Section 31 of the 1940 Act and rules thereunder.

8.	Conditions Precedent to Closing

The obligations of the parties hereto shall be conditioned on the following:

8.1	Representations and Warranties. The representations and warranties of the parties made herein will be true and correct as of the date of this Agreement and on the Closing Date.

8.2	Shareholder Approval. The Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of Global Small-Cap Fund Shares in accordance with the 1940 Act and the Declaration of Trust and By-Laws, each as amended, of Special Investment Trust.

8.3	Pending or Threatened Proceedings. On the Closing Date, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

8.4	Registration Statement. The Mutual Funds Trust N-14 shall have become effective under the 1933 Act; no stop orders suspending the effectiveness of such Trust N-14 shall have been issued; and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act. The Proxy Statement has been delivered to each shareholder of record of the Global Small-Cap Fund as of March 8, 2018 in accordance with the provisions of the 1934 Act and the rules thereunder.

8.5	Declaration of Dividend. Special Investment Trust shall have declared a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to Global Small-Cap Fund shareholders all of Global Small-Cap Fund’s investment company taxable income (as defined in Section 852 of the Code) (computed without regard to any deduction for dividends paid) for the final taxable period of Global Small-Cap Fund, all of its net capital gain realized in the final taxable period of Global Small-Cap Fund (after reduction for any capital loss carryforward) and all of the excess of (i) its interest income excludable from gross income under Section 103(a) of the Code over (ii) its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the final taxable period of Global Small-Cap Fund.

8.6	State Securities Laws. The parties shall have received all permits and other authorizations necessary, if any, under state securities laws to consummate the transactions contemplated herein.

8.7	Performance of Covenants. Each party shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by each such party prior to or at the Valuation Date and the Closing Date.

8.8	Due Diligence. Global Small-Cap Equity Fund shall have had reasonable opportunity to have its officers and agents review the records of Global Small-Cap Fund.

8.9	No Material Adverse Change. From the date of this Agreement, through the Closing Date, there shall not have been:

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•	any change in the business, results of operations, assets or financial condition or the manner of conducting the business of Global Small-Cap Fund or Global Small-Cap Equity Fund (other than changes in the ordinary course of its business, including, without limitation, dividends and distributions in the ordinary course and changes in the net asset value per share) which has had a material adverse effect on such business, results of operations, assets or financial condition, except in all instances as set forth in the financial statements;

•	any loss (whether or not covered by insurance) suffered by Global Small-Cap Fund or Global Small-Cap Equity Fund materially and adversely affecting of Global Small-Cap Fund or Global Small-Cap Equity Fund, other than depreciation of securities;

•	issued by Special Investment Trust or Mutual Funds Trust to any person any option to purchase or other right to acquire shares of any class of Global Small-Cap Fund or Global Small-Cap Equity Fund Shares (other than in the ordinary course of Mutual Fund Trust’s or Mutual Funds Trust’s business as an open-end management investment company);

•	any indebtedness incurred by Global Small-Cap Fund or Global Small-Cap Equity Fund for borrowed money or any commitment to borrow money entered into by Global Small-Cap Fund or Global Small-Cap Equity Fund except as permitted in Global Small-Cap Fund N-1A or Global Small-Cap Equity Fund N-1A and disclosed in financial statements required to be provided under this Agreement;

•	any amendment to the Declaration of Trust or By-Laws of Special Investment Trust or Mutual Funds Trust that will adversely affect the ability of either Trust to comply with the terms of this Agreement; or

•	any grant or imposition of any lien, claim, charge or encumbrance upon any asset of Global Small-Cap Fund except as provided in Global Small-Cap Fund N-1A so long as it will not prevent Special Investment Trust from complying with Section 7.8.

8.10	Lawful Sale of Shares. On the Closing Date, Global Small-Cap Equity Fund Shares to be issued pursuant to Section 2.1 of this Agreement will be duly authorized, duly and validly issued and outstanding, and fully paid and non-assessable by Mutual Funds Trust, and conform in all substantial respects to the description thereof contained in the Mutual Funds Trust N-14 and Proxy Statement furnished to the Global Small-Cap Fund shareholders and the Global Small-Cap Equity Fund Shares to be issued pursuant to paragraph 2.1 of this Agreement will be duly registered under the 1933 Act by the Mutual Funds Trust N-14 and will be offered and sold in compliance with all applicable state securities laws.

8.11	Documentation and Other Actions. Special Investment Trust and Mutual Funds Trust shall have executed such documents and shall have taken such other actions, if any, as reasonably requested to fully effectuate the transactions contemplated hereby.

9.	Addresses

All notices required or permitted to be given under this Agreement shall be given in writing to Eaton Vance Special Investment Trust or Eaton Vance Mutual Funds Trust, as applicable, Two International Place, Boston, MA 02110 (Attention: Chief Legal Officer), or at such other place as shall be specified in written notice given by either party to the other party to this Agreement and shall be validly given if mailed by first-class mail, postage prepaid.

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10.	Termination

This Agreement may be terminated by either party upon the giving of written notice to the other, if any of the representations, warranties or conditions specified in Sections 7 or 8 hereof have not been performed or do not exist on or before October 31, 2018. In the event of termination of this Agreement pursuant to this provision, neither party (nor its officers, Trustees or shareholders) shall have any liability to the other.

11.       Miscellaneous

This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. Special Investment Trust and Mutual Funds Trust represent that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein. Special Investment Trust and Mutual Funds Trust represent that this Agreement constitutes the entire agreement between the parties as to the subject matter hereof. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be executed in any number of counterparts, each of which shall be deemed an original. Whenever used herein, the use of any gender shall include all genders. In the event that any provision of this Agreement is unenforceable at law or in equity, the remainder of the Agreement shall remain in full force and effect.

12.	Amendments

At any time prior to or after approval of this Agreement by Global Small-Cap Fund shareholders (i) the parties hereto may, by written agreement and without shareholder approval, amend any of the provisions of this Agreement, and (ii) either party may waive without such approval any default by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing); provided, however, that following shareholder approval, no such amendment may have the effect of changing the provisions for determining the number of Global Small-Cap Equity Fund Shares to be received by Global Small-Cap Fund shareholders under this Agreement to the detriment of such shareholders without their further approval. The failure of a party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

13.	Massachusetts Business Trust

References in this Agreement to Special Investment Trust or Mutual Funds Trust mean and refer to the Trustees from time to time serving under its Declarations of Trust on file with the Secretary of the Commonwealth of Massachusetts, as the same may be amended from time to time, pursuant to which they conduct their businesses. It is expressly agreed that the obligations of Special Investment Trust or Mutual Funds Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of either Trust personally, but bind only the trust property of the applicable Trust as provided in said Declaration of Trust. The execution and delivery of this Agreement has been authorized by the respective trustees and signed by an authorized officer of each Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them but shall bind only the trust property of the applicable Trust as provided in such Declaration of Trust. No series of Special Investment Trust or Mutual Funds Trust shall be liable for the obligations of any other series.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their officers thereunto duly authorized, as of the day and year first above written.

ATTEST:		EATON VANCE SPECIAL INVESTMENT TRUST

/s/ Jane A. Rudnick	By:	/s/ Maureen A. Gemma

EATON VANCE MUTUAL FUNDS TRUST

/s/ Jane A. Rudnick	By:	/s/ Deidre E. Walsh

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